Exhibit 99.1

                         STANDARD AUTOMOTIVE CORPORATION
                    280 PARK AVENUE, NEW YORK, NY 10017-1216

PRESS RELEASE                                              FOR IMMEDIATE RELEASE

Contact: Investor Relations
Standard Automotive Corporation
(212) 286-1300

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                         STANDARD AUTOMOTIVE CORPORATION
                         ELECTS THREE NEW BOARD MEMBERS

NEW YORK, NY, May 21, 2001 --- The Board of Directors of Standard Automotive Corporation (AMEX: AJX) has elected James F. "Pat" O'Crowley III, James Edward Gross and John E. Elliott, II to the Board of Directors.

James F. O'Crowley, III was recently elected President and CEO of Standard Automotive Corporation. Prior to joining Standard, Mr. O'Crowley was executive vice president of Digital Lighthouse, where he played a leadership role in bringing the company public in March 2000. Prior to that Mr. O'Crowley held senior management positions with HON INDUSTRIES, Tenneco's subsidiary J.I.Case, Navistar, and Navistar's predecessor company International Harvester. He received a BS at the University of Kansas and earned an MBA at Harvard University.

James Gross, attorney, specializes in Antitrust Counseling, Criminal Defense, General Business Counseling and Litigation. From 1985 to 1999 Mr. Gross served with the United States Department of Justice - Antitrust Division as Trial Attorney. Areas of concentration while at the Department of Justice included Criminal Prosecution, Civil Litigation and Merger and Acquisition Review. Mr. Gross received his Juris Doctor from Georgetown University Law Center in 1985 and a Bachelor of Arts, from the State University of New York at Stony Brook in 1982.

John Elliott, II was co-founder of Fidlar Doubleday in 1998, a software technology company. Prior to the founding of Fidlar Doubleday, Mr. Elliott owned AMI Holding Corporation, a holding company comprised of Allied Medical Supplies, Inc., a regional health care wholesaler that marketed its own brand name products nationally and Guardian Medical Supplies, Inc., a provider of home health services. Rotech Medical, a division of integrated Health Care, Inc., acquired both companies in 1997. Mr. Elliott received his Bachelor of Science degree in Business Administration from Lawrence Technology University and completed the Executive Studies Program at Harvard Business School.


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With the election of three new board members, Mr. William Merker, a co-founder and Board Member since Standard's inception has tendered his resignation. Mr. Merker is pursing other business initiatives.

Standard Automotive Corporation is a diversified company with production facilities located throughout the United States, Canada, and Mexico. Standard manufactures precision products for the aerospace, nuclear, industrial and military markets; it designs and builds remotely operated systems used in contaminated waste cleanup; it designs and manufacturers trailer chassis used in transporting maritime and railroad shipping containers; and it builds a broad line of specialized dump truck bodies, dump trailers, and related products. Through its Providence Group, Standard provides engineering professional services to both government and commercial industry.

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This release contains certain forward-looking statements, which involve known and unknown risks, uncertainties, and other factors not under the Company's control, which may cause actual results, performance, and achievements of the Company to be materially different from the results, performance or expectations of the Company. These factors may include, but are not limited to those detailed in the Company's periodic filings with the Securities and Exchange Commission.